                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

--------------------------------------------------------------------------------
                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
           (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

                     (Amendment No.      5            )(1)
                                     ------------------

                               ICICI BANK LIMITED

            --------------------------------------------------------
                                (Name of Issuer)

                                  EQUITY SHARES

            --------------------------------------------------------
                         (Title of Class of Securities)

                                INE090A01013(2)
            --------------------------------------------------------
                                 (CUSIP Number)

                                  Dec 31, 2004
            --------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                              [ ]     Rule 13d-1 (b)

                              [X]     Rule 13d-1 (c)

                              [ ]     Rule 13d-1 (d)


--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

(2) This Schedule 13G relates to ownership of equity shares which are not publicly traded in the United States. The CUSIP number for the American Depositary Shares, each representing two equity share, is 45104G104

The information required in the remainder of this cover shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                         Forms

CUSIP No. 45104G104                   13G                      Page 2 of 8 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION PTE LTD
     (NONE)
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Singapore

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
                                                             0
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
                                                             31,187,144
  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
                                                             0
  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
                                                             31,187,144
    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     31,187,144

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     4.24%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
     OO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                         Forms

CUSIP No. 45104G104                   13G                      Page 3 of 8 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     GOVERNMENT OF SINGAPORE
     (NONE)
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Singapore

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
                                                             0
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
                                                             19,143,692
  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
                                                             0
  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
                                                             19,143,692
    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     19,143,692

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     2.60%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
     OO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                         Forms

CUSIP No. 45104G104                   13G                      Page 4 of 8 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     MONETARY AUTHORITY OF SINGAPORE
     (NONE)
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Singapore

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
                                                             0
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
                                                             12,043,452
  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
                                                             0
  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
                                                             12,043,452
    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     12,043,452

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     1.64%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
     OO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILING OUT!

ITEM 1(a).  NAME OF ISSUER

              ICICI Bank Limited


ITEM 1(b).  ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

              ICICI Bank Towers
              4th Floor South Tower
              Bandra-Kurla Complex
              Bandra (East)
              Mumbai 400 051
              India


ITEM 2(a).  NAME OF PERSON FILING

            I    Government of Singapore Investment Corporation Pte Ltd
            II   Government of Singapore
            III  Monetary Authority of Singapore


ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE

            I                 168 Robinson Road
                              #37-01 Capital Tower
                              Singapore 068912

            II & III    c/o   Government of Singapore Investment Corporation Pte Ltd
                              168 Robinson Road
                              #37-01 Capital Tower
                              Singapore 068912


ITEM 2(c).  CITIZENSHIP

            I, II & III       Singapore


ITEM 2(d).  TITLE OF CLASS OF SECURITIES

              Equity Shares


ITEM 2(e).  CUSIP NUMBER

              INE090A01013, 45104G104 (for ADS)


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A

              N.A.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS BOX.        [X]

ITEM 4.  OWNERSHIP

     The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in
Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, shared power to dispose or direct the disposition, is set forth in the following table:


                                                                   Power to Vote            Power to Dispose
                                          No of Securities      ---------------------    ---------------------
             Person                      Beneficially Owned     Sole(1)    Shared(1)     Sole(1)     Shared(1)
             ------                      ------------------     -------    ----------    -------    ----------
Government of Singapore Investment
Corporation Pte Ltd                          31,187,144            0       31,187,144       0       31,187,144

Government of Singapore                      19,143,692            0       19,143,692       0       19,143,692

Monetary Authority of Singapore              12,043,452            0       12,043,452       0       12,043,452

Total(2) (all Reporting Persons)             31,187,144            0       31,187,144       0       31,187,144

(1) The Government of Singapore Investment Corporation Pte Ltd shares power to vote and power to dispose of the 19,143,692 securities beneficially owned by it with the Government of Singapore, shares power to vote and dispose of the 12,043,452 securities beneficially owned by it with the Monetary Authority of Singapore.

(2)  The reporting persons disclaim membership in a group.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x]


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           N.A.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           N.A.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           N.A.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

            N.A.


ITEM 10.  CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


MATERIAL TO BE FILED AS EXHIBITS

1.   Power of Attorney by Minister for Finance, Singapore dated 5 March 1998

2.   Power of Attorney by Monetary Authority of Singapore dated 6 March 1998


(incorporated by reference to Exhibit No. 1 and 2 to Schedule 13G, dated March 23, 1998 regarding SPDR Trust Series 1).

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



     Jan 11, 2005                     Government of Singapore Investment
-----------------                     Corporation Pte Ltd
     Date


                                      by  /s/ Julia Yap    /s/ Ang Siok Beng
                                          --------------------------------------
                                          Julia Yap         Ang Siok Beng
                                          Senior Manager    Senior Manager



                                      Government of Singapore
                                      by Government of Singapore Investment
                                      Corporation Pte Ltd, its attorney-in-fact


                                      by  /s/ Julia Yap    /s/ Ang Siok Beng
                                          --------------------------------------
                                          Julia Yap        Ang Siok Beng
                                          Senior Manager   Senior Manager



                                      Monetary Authority of Singapore
                                      by Government of Singapore Investment
                                      Corporation Pte Ltd, its attorney-in-fact


                                      by  /s/ Julia Yap    /s/ Ang Siok Beng
                                          --------------------------------------
                                          Julia Yap        Ang Siok Beng
                                          Senior Manager   Senior Manager